UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2013 (January 21, 2013)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

781-302-4200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 21, 2013, the Board of Directors of LoJack Corporation (the “Company”) expanded the size of the Board from eight to nine members and appointed David J. Shea to the Board of Directors, effective immediately. Mr. Shea, who qualifies as independent under the applicable rules of the Securities and Exchange Commission (“SEC”) and NASDAQ, will serve as a member of the Audit Committee.
Mr. Shea served as the Chairman and Chief Executive Officer of Bowne & Company until its sale to RR Donnelley in 2010. Mr. Shea joined Bowne & Company in 1998 as Executive Vice President of Business Development and Strategic Technology. From August 2004 until January 2007, Mr. Shea served as Bowne & Company's President and Chief Operating Officer before he was promoted to lead Bowne & Company as Chairman and Chief Executive Officer. Mr. Shea currently serves on the Board of Directors for Document Technologies, Inc., a private corporation.
Mr. Shea will be compensated as a Director in accordance with the Company's Board Compensation arrangements as described under the heading “Compensation of Directors” in the Company's definitive proxy statement filed with the SEC on April 5, 2012, and incorporated herein by reference. In connection with his appointment to the Board, Mr. Shea will receive a pro rata portion of the annual cash and equity grant pursuant to the Company's Board Compensation arrangements, which pro-rata amounts consist of $7,556 in cash and a grant of 4,932 shares of restricted stock.
There are no family relationships between Mr. Shea and any of the Company's directors or executive officers. There is no arrangement or understanding between Mr. Shea and any other person pursuant to which he was selected as a director, nor is the Company aware, after inquiry of Mr. Shea, of any related-person transaction or series of transactions required to be disclosed under SEC rules.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release, dated January 22, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date: January 24, 2013	By:	/s/ DONALD R. PECK
Donald R. Peck
Executive Vice President, Chief Financial Officer